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                            ASSET PURCHASE AGREEMENT
                           (KALC-FM, DENVER, COLORADO)

         This ASSET PURCHASE AGREEMENT (the "Agreement") is dated as of September __, 2000 by and between SALEM COMMUNICATIONS ACQUISITION CORPORATION, a Delaware corporation ("Seller") and EMMIS COMMUNICATIONS CORPORATION, an Indiana corporation ("Buyer").

                                    RECITALS

         1. Seller owns and operates radio station KALC-FM, licensed to Denver, Colorado (the "Station"), and holds the licenses and authorizations issued by the FCC for the operation of the Station.

         2. Buyer desires to acquire certain assets of the Station, and Seller is willing to convey such assets to Buyer.

         3. The acquisition of the Station is subject to prior approval of the FCC.

         NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller and Buyer hereby agree as follows:

                                    ARTICLE 1

                                   TERMINOLOGY

         1.1    ACT.  The Communications Act of 1934, as amended.


         1.2    ADJUSTMENT AMOUNT.       As  provided  in SECTION  2.7,  the
amount by which Buyer's account is to be credited or charged, as reflected on the Adjustment List.

         1.3    ADJUSTMENT LIST.   As provided in SECTION  2.7,  an  itemized
list of all sums to be credited or charged against the account of Buyer, with a brief explanation in reasonable detail of the credits or charges.

         1.4 ASSUMED OBLIGATIONS. Such term shall have the meaning defined in SECTION 2.3.

         1.5    BUSINESS DAY.    Any calendar day,  excluding  Saturdays and
Sundays, on which federally chartered banks in the city of Denver, Colorado are regularly open for business.


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         1.6    BUYER'S THRESHOLD LIMITATION. As provided in SUBSECTION 9.3(b), the threshold dollar amount for the aggregate of claims, liabilities, damages, losses, costs and expenses that must be incurred by Buyer before Seller shall be obligated to indemnify Buyer. The Buyer's Threshold Limitation shall be Five Hundred Thousand Dollars ($500,000.00).

         1.7 CLOSING. The closing with respect to the transactions contemplated by this Agreement.

         1.8 CLOSING DATE. The date determined as the Closing Date as provided in SECTION 8.1.

         1.9    COMMITMENT FEE.  Such term shall have the meaning defined in
SECTION 2.4 hereof.

         1.10 DOCUMENTS. This Agreement and all Exhibits and Schedules hereto, the LMA, and each other agreement, certificate, or instrument delivered pursuant to or in connection with this Agreement, including amendments thereto that are expressly permitted under the terms of this Agreement.

         1.11   INTENTIONALLY OMITTED.

         1.12   INTENTIONALLY OMITTED.

         1.13   EXCLUDED ASSETS.  Such term shall have the meaning defined in
SECTION 2.2.

         1.14   FCC.  Federal Communications Commission.

         1.15 FCC LICENSES. The licenses, permits and authorizations of the FCC for the operation of the Station listed on SCHEDULE 3.7.

         1.16 FCC ORDER. An action, order, or decision of the FCC granting its consent to the assignment of the FCC Licenses to Buyer.

         1.17 FINAL ACTION. An action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely petition for reconsideration or administrative or judicial appeal or SUA SPONTE action of the FCC with comparable effect is pending and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such SUA SPONTE action of the FCC has expired.

         1.18   INDEMNIFIED PARTY. Any party described in SECTION 9.3(a) or
SECTION 9.4(a) against which any claim or liability may be asserted by a third party which would


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give rise to a claim for indemnification under the provisions of this Agreement by such party.

         1.19 INDEMNIFYING PARTY. The party to the Agreement (not the Indemnified Party) that, in the event of a claim or liability asserted by a third party against the Indemnified Party which would give rise to a claim for indemnification under the provisions of this Agreement, may at its own expense, and upon written notice to the Indemnified Party, compromise or defend such claim.

         1.20 LIEN. Any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any Sale Assets or property, including any written or oral agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

         1.21 LMA. The Local Programming and Marketing Agreement by and herewith between Buyer and Seller relating to the Station's programming of even date herewith.

         1.22 MATERIAL ADVERSE CONDITION. A condition which would materially restrict, limit, increase the cost or burden of or otherwise materially adversely affect or materially impair the right of Buyer to the ownership, use, control, enjoyment or operation of the Station or the proceeds therefrom; provided, however, that any condition which requires that the Station be operated in accordance with a condition similar to those contained in the present FCC licenses issued for operation of the Station shall not be deemed a Material Adverse Condition.

         1.23 PERMITTED ENCUMBRANCES. For purposes hereof, "Permitted Encumbrances" shall mean (i) easements, restrictions, and other similar matters which will not materially adversely affect the use of the Real Property in the ordinary course of business; (ii) liens for taxes not due and payable or, that are being contested in good faith by appropriate proceedings; (iii) mechanics, materialmen's, carriers', warehousemen's, landlords' or other similar liens in the ordinary course of business for sums not yet due or which are being contested in good faith by appropriate proceedings; (iv) deposits or pledges to secure the performance of bids, tenders, contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of a like general nature made or given in the ordinary course of business; (v) liens or mortgages that will be released at Closing; and
(vi) zoning ordinances and regulations, including statutes and ordinances relating to the liens of streets and to other municipal improvements, which will not materially adversely affect the use of the Real Property in the ordinary course of business.


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         1.24   PERMITTED LIEN. Any statutory lien which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of Seller's business; any easement, right-of-way or similar imperfection in the Seller's title to its assets or properties that, individually and in the aggregate, are not material in character or amount and do not and are not reasonably expected to materially impair the value or materially interfere with the use of any asset or property of the Seller material to the operation of its business as it has been and is now conducted.

         1.25 PURCHASE PRICE. The consideration to be paid by Buyer to Seller for purchase of the Sale Assets in an amount equal to Ninety Eight Million Eight Hundred Thousand Dollars ($98,800,000).

         1.26   REAL PROPERTY.  Such term shall have the meaning defined in
SECTION 3.6.

         1.27 RULES AND REGULATIONS. The rules of the FCC as set forth in Volume 47 of the Code of Federal Regulations, as well as such other policies of the Commission, whether contained in the Code of Federal Regulations, or not, that apply to the Station.

         1.28 SALE ASSETS. All of the tangible and intangible assets to be transferred by Seller to Buyer as set forth in SECTION 2.1.

         1.32 SELLER'S THRESHOLD LIMITATION. As provided in SUBSECTION 9.4(b), the threshold dollar amount for the aggregate of claims, liabilities, damages, losses, costs and expenses that must be incurred by Seller before Buyer shall be obligated to indemnify Seller. The Seller's Threshold Limitation shall be Five Hundred Thousand Dollars ($500,000.00).

         1.29 STATION AGREEMENTS. The agreements, commitments, contracts, leases, and other items described in SECTION 2.1(D), which relate to the operation of the Station.

         1.30   SURVIVAL PERIOD.  Such term shall have the meaning defined in
SECTION 9.1.

         1.31 TANGIBLE PERSONAL PROPERTY. The personal property described in SUBSECTION 2.1(a).

                                   ARTICLE II

                                PURCHASE AND SALE

         2.1 SALE ASSETS. On the Closing Date, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Seller, free and clear of all Liens, except Permitted Liens, all of Seller's right, title and interest, legal and equitable, in and to the tangible and intangible assets (except Excluded Assets) set forth below.


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                (a)   TANGIBLE PERSONAL PROPERTY. The equipment, parts,
supplies, furniture, fixtures and other tangible personal property set forth on
SCHEDULE 3.5, together with such modifications, replacements, improvements and additional items, and subject to such deletions therefrom, made or acquired between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement;

                (b)   REAL PROPERTY AND LEASES.   The Real Property;

                (c) LICENSES AND PERMITS. The FCC Licenses and all other assignable or transferable governmental permits, licenses and authorizations (and any renewals, extensions, amendments or modifications thereof) now held by Seller or hereafter obtained by Seller between the date hereof and the Closing Date, to the extent such other permits, licenses and authorizations pertain to or are used in the operation of the Station;

                (d) STATION AGREEMENTS. All agreements listed on SCHEDULE 3.8; any renewals, extensions, amendments or modifications of those agreements which are made in the ordinary course of Seller's operation of the Station and in accordance with the terms and provisions of this Agreement;

                (e) RECORDS. True and complete copies of all of the books, records, accounts, files, logs, ledgers, reports of engineers and other consultants or independent contractors, pertaining to or used in the operation of the Station (other than corporate records);

                (f) INTANGIBLE PROPERTY. The intangible personal property "Intangible Personal Property") described on SCHEDULE 3.12.


         2.2 EXCLUDED ASSETS. Notwithstanding any provision of this Agreement to the contrary, Seller shall not transfer, convey or assign to Buyer, but shall retain all of its right, title and interest in and to, the following assets owned or held by it on the Closing Date ("Excluded Assets"):

                (a) Any and all cash, cash equivalents, cash deposits to secure contract obligations (except to the extent Seller receives a credit therefor under SECTION 2.7, in which event the deposit shall be included as part of the Sale Assets), all inter-company receivables from any affiliate of Seller and all other accounts receivable, bank deposits, and securities held by Seller with respect to the Station at the Closing Date.

                (b) Any and all claims of Seller with respect to transactions prior to the Closing including, without limitation, claims for tax refunds and refunds of fees paid to the FCC.


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                (c)   All prepaid expenses (except to the extent Seller receives a credit therefor under SECTION 2.7, in which event the prepaid expense shall be included as part of the Sale Assets).


                (d)   All contracts of insurance and claims against insurers.

                (e)   All employee benefit plans and the assets thereof.

                (f) All contracts, permits or licenses that are terminated in accordance with the terms and provisions of this Agreement or that have expired prior to the Closing Date in the ordinary course of business, all loans, and all loan agreements.

                (g) All tangible personal property disposed of or consumed between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement.

                (h) Seller's corporate records except to the extent such records pertain to or are used in the operation of the Station, in which case, to the extent the same are in the possession and control of Seller, Seller shall deliver materially accurate copies thereof to Buyer.

                (i) All commitments, contracts and agreements not specifically assumed by Buyer pursuant to SECTION 2.1(d), above.

         2.3    ASSUMPTION OF LIABILITIES.

                (a) At the Closing, Buyer shall assume and agree to perform, without duplication of Seller's performance, the following liabilities and obligations of Seller (the "Assumed Obligations"):

                      (i) Current liabilities of Seller for which Buyer receives a credit pursuant to SECTION 2.7, but not in excess of the amount of such credit.

                      (ii) Liabilities and obligations arising under the Station Agreements, if any, assumed by and transferred to Buyer in accordance with this Agreement, but only to the extent such liabilities and obligations relate to any period of time after the commencement of the LMA.

                      (iii) Obligations of Seller contained in SECTION 8.1 of the Asset Purchase Agreement dated as of March 5, 2000 by and between, INTER ALIA, Salem Communications Corporation and AMFM, Inc. ("AMFM Agreement"), as amended and assigned, which section relates to the collection of accounts receivable of Seller's predecessor in interest to the Sale Assets.


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                (b)   Except for the Assumed Obligations, Buyer shall not assume or in any manner be liable for any duties, responsibilities, obligations or liabilities of Seller of any kind or nature, whether express or implied, known or unknown, contingent or absolute, including, without limitation, any liabilities to or in connection with Seller's employees whether arising in connection with the transaction contemplated hereunder or otherwise.

         2.4    COMMITMENT FEE

                (a) Concurrent with the execution of this Agreement, Buyer shall deposit One Million Two Hundred Thousand Dollars ($1,200,000) in immediately available funds, which amount hall be hereinafter referred to as the "Commitment Fee." Except as otherwise referred to hereunder, the Commitment Fee shall be deemed to be a non-refundable payment to Seller for its commitment hereunder.

                (b) If Closing does not occur, the Commitment Fee shall be retained by Seller or repaid to Buyer in accordance with SECTION 10.2, and if Closing does occur, the Commitment Fee shall be irrevocably retained by Seller.

         2.5    PURCHASE PRICE.

                (a) The Purchase Price shall be paid by Buyer as follows: At Closing the Purchase Price shall be paid to Seller at Closing by wire transfer of immediately available funds.

                (b) Buyer shall pay to Seller, or Seller shall pay to Buyer, the Adjustment Amount in accordance with SECTION 2.7.

         2.6 ALLOCATION OF THE PURCHASE PRICE. Within 90 days after Closing, Buyer and Seller shall agree to an allocation of the Purchase Price based upon an appraisal report prepared by BIA (the cost of which shall be split one-half by Buyer and one-half by Seller). Buyer and Seller shall use such allocation for all reporting purposes in connection with federal, state, and local income and, to the extent permitted under applicable law, franchise taxes. Buyer and Seller agree to report such allocation to the Internal Revenue Service in the form required by Treasury Regulation Section 1.1060-1T.

         2.7    ADJUSTMENT OF PURCHASE PRICE.

                (a) Except as provided in the LMA, all operating income and operating expenses of the Station shall be adjusted and allocated between Seller and Buyer in accordance with generally accepted accounting principles, and an adjustment in the Purchase Price shall be made as provided in this SECTION 2.7, to the extent necessary to reflect the principle that all such income and expenses attributable to the operation of the Station on or before 12:01 a.m. Mountain Standard Time on the Closing Date shall be


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for the account of Seller, and all income and expenses attributable to the operation of the Station thereafter shall be for the account of Buyer.

                (b)   For purposes of making the adjustments pursuant to this
SECTION 2.7, Buyer shall prepare and deliver the Adjustment List to Seller within thirty (30) days following the Closing Date, or such earlier or later date as shall be mutually agreed to by Seller and Buyer. The Adjustment List shall set forth the Adjustment Amount. If the Adjustment Amount is a credit to the account of Buyer, Seller shall pay such amount to Buyer, and if the Adjustment Amount is a charge to the account of Buyer, Buyer shall pay such amount to Seller. In the event Seller disagrees with the Adjustment Amount determined by Buyer or with any other matter arising out of this subsection, and Buyer and Seller cannot within sixty (60) days resolve the disagreement themselves, the parties will refer the disagreement to a firm of independent certified public accountants, mutually acceptable to Seller and Buyer, whose decision shall be final and whose fees and expenses shall be allocated between and paid by Seller and Buyer, respectively, to the extent that such party does not prevail on the disputed matters decided by the accountants.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Notwithstanding anything to the contrary in this Agreement, Seller makes no representation or warranty other than the representations and warranties set forth in this ARTICLE III. Seller hereby represents and warrants to Buyer as follows:

         3.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation, validly existing and in good standing under the laws of the State of Delaware and authorized to conduct business in the State of Delaware and each and every jurisdiction where Seller conducts business. Seller has the requisite power and authority to execute and to deliver this Agreement and each of the other Documents to be delivered by Seller pursuant hereto, to consummate the transactions contemplated hereby and thereby, and to comply with the terms, conditions, and provisions hereof and thereof.

         3.2 AUTHORIZATION AND BINDING EFFECT OF DOCUMENTS. Seller's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action on the part of Seller. Seller has the power and authority to execute, to deliver, and to perform its obligations under this Agreement and each of the other Documents and to consummate the transactions hereby and thereby contemplated. This Agreement and each of the other Documents to be executed by Seller have been, or at or prior to the Closing will have been or will be, duly executed by Seller. The Documents, when


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executed and delivered by the parties hereto, will constitute legal and valid obligations of Seller enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights or remedies generally, and except as may be limited by general principles of equity (regardless of whether enforceability is sought in a proceeding in equity or at law).

         3.3 ABSENCE OF CONFLICTS. Seller's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby

                (a) Do not in any material respect (with or without the giving of notice or the passage of time or both) violate (or result in the creation of any claim, lien, charge or encumbrance on any of the assets or properties of Seller under) any provision of law, rule or regulations or any order, judgment, injunction, decree or ruling applicable to Seller in any manner which would have a material adverse effect on the assets, business, operation or financial condition or results of operations of Seller;

                (b) Do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under, the articles of incorporation or bylaws of Seller or any lease, agreement, commitment, or other instrument which Seller is a party to, bound by, or by which any of its assets or properties may be bound.

         3.4 GOVERNMENTAL CONSENTS AND CONSENTS OF THIRD PARTIES. Except for such consents as may be required by the FCC, DOJ and the FTC and as are disclosed on SCHEDULE 3.8, to Seller's actual knowledge, the execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, do not require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing, or registration with, any third party or any foreign, federal, state, or local court, governmental, or regulatory authority or body.

         3.5 TANGIBLE PERSONAL PROPERTY. The list of Tangible Personal Property set forth on SCHEDULE 3.5 is a complete and correct list of all material items of tangible personal property included in the Sale Assets. Seller has title to the Tangible Personal Property free and clear of Liens other than Permitted Liens.

         3.6 REAL PROPERTY. The real property described on SCHEDULE 3.6 constitutes a description in all material respects of all interests, including all leases, in real estate included in the Sale Assets. Said real property, together with all improvements affixed thereto, is herein defined as the "Real Property." To Seller's knowledge, the Real Property is not subject to any suit for condemnation or taking by any public authority.


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         3.7    FCC LICENSES. Seller is the holder of the FCC Licenses listed on
SCHEDULE 3.7, and except as set forth thereon, the FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded, or terminated. There is not pending any action by or before the FCC to revoke, to suspend, to cancel, to rescind or materially adversely to modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture against Seller with respect to the Station. The Station is operating in compliance in all material respects with the FCC Licenses, the Act, and the Rules and Regulations of the FCC.

         3.8 STATION AGREEMENTS. Each of the Station Agreements is in effect and is binding upon Seller and, to Seller's knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally). Seller has performed its obligations under each of the Station Agreements in all material respects, and is not in material default thereunder, and to Seller's knowledge, no other party to any of the Station Agreements is in default thereunder in any material respect.

         3.9 LITIGATION. There is no action, suit, or proceeding pending against Seller with respect to the Station that will subject Buyer to liability or that questions the legality or propriety of the transactions contemplated by this Agreement.

         3.10 COMPLIANCE WITH LAW. Seller has complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees, or orders of any court or of any foreign, federal, state, municipal, or other governmental authority that are applicable to the operation of the Station. To the actual knowledge of Seller, there is no action, suit, proceeding pending or threatened against the Seller in respect of the Station that will subject Buyer to liability or which questions the legality or propriety of the transactions contemplated by this Agreement. To Seller's knowledge, there are no governmental claims or investigations pending or threatened against Seller in respect of the Station (except those affecting the industry generally).

         3.11 ENVIRONMENTAL MATTERS. To Seller's knowledge, no hazardous or toxic substance or waste regulated under any applicable environmental, health, or safety law has been generated, stored, transported, or released on, in, from, or to the Real Property. To Seller's knowledge, Seller has complied in all material respects with all environmental, health, and safety laws applicable to the Station.

         3.12 INTANGIBLE PROPERTY. SCHEDULE 3.12 contains a description of the material Intangible Personal Property included in the Sale Assets. Except as set forth on SCHEDULE 3.12, Seller has received no notice of any claim that its use of the Intangible Personal Property infringes upon any third party rights. To Seller's actual knowledge, Seller has


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the right to use the Intangible Personal Property free and clear of Liens other than Permitted Liens.

         3.13 ABSENCE OF INSOLVENCY. No insolvency proceedings of any character including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Seller are pending or, to the best knowledge of Seller, threatened, and Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for the institution of, any such insolvency proceedings.

         3.14 BROKER'S OR FINDER'S FEES. No agent, broker, investment banker, or other person or firm acting on behalf of or under the authority of Seller or any affiliate of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Buyer has all requisite corporate power to own, to operate, and to lease its properties and to carry on its business as it is now being conducted and as the same will be conducted following the Closing.

         4.2 AUTHORIZATION AND BINDING EFFECT OF DOCUMENTS. Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action on the part of Buyer. Buyer has the power and authority to execute, to deliver, and to perform its obligations under this Agreement and each of the other Documents and to consummate the transactions hereby and thereby contemplated. This Agreement and each of the other Documents to be executed by Buyer have been, or at or prior to the Closing will have been or will be, duly executed by Buyer. The Documents, when executed and delivered by the parties hereto, will constitute the valid and legally binding agreement of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights or remedies generally, and except as may be limited by general principles of equity (regardless of whether such enforceability is sought in a proceeding in equity or at law).


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         4.3    ABSENCE OF CONFLICTS. Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents and the consummation by Buyer of the transaction contemplated hereby and thereby:

                (a) Do not in any material respect (with or without the giving of notice or the passage of time or both) violate (or result in the creation of any claim, lien, charge or encumbrance on any of the assets or properties of Buyer under) any provision of law, rule or regulation or any order, judgment, injunction, decree or ruling applicable to Buyer in any manner which would have a material adverse effect on the assets, business, operation or financial condition or results of operations of Buyer;

                (b) Do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under, the articles of incorporation or bylaws of Buyer or any lease, agreement, commitment, or other instrument which Buyer is a party to, bound by, or by which any of its assets or properties may be bound.

         4.4 GOVERNMENTAL CONSENTS AND CONSENTS OF THIRD PARTIES. Except fo any required consent of the FCC. DOJ or the FTC, Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents and the consummation by Buyer of the transaction contemplated hereby and thereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or the consent of any person under any agreement, arrangement or commitment of any nature to which Buyer is a party or by which it is bound, the failure of which to obtain would have a material adverse effect on the assets, business, operation or financial condition or results of operations of Buyer.

         4.5    QUALIFICATION.

                (a) Buyer has no knowledge after due inquiry of any facts concerning Buyer or any other person with an attributable interest in Buyer (as such term is defined under the Rules and Regulations) which, under present law (including the Act) and the Rules and Regulations, would (i) disqualify Buyer from being the holder of the FCC Licenses, the owner of the Sale Assets or the operator of the Station upon consummation of the transactions contemplated by this Agreement, or (ii) raise a substantial and material question of fact (within the meaning of Section 309(e) of the Act) regarding Buyer's qualifications. Buyer has the current financial capacity to consummate the transaction contemplated hereby.

                (b) Without limiting the foregoing SECTION 4.5(a), Buyer shall make the affirmative certifications provided in Section III of FCC Form 314, or as may be required on any form required by the FCC to obtain its consent to this transaction, at the time of filing of such form with the FCC as contemplated by
SECTION 5.2.


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         4.6    BROKER'S OR FINDER'S FEES. No agent, broker, investment banker, or other person or firm acting on behalf of or under the authority or Buyer or any affiliate of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with transactions contemplated by this Agreement.

         4.7 LITIGATION. There are no legal, administrative, arbitral, or other proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer that would give any third party the right to enjoin the transactions contemplated by this Agreement.

                                    ARTICLE V

                     TRANSACTIONS PRIOR TO THE CLOSING DATE

         5.1 CONDUCT OF THE STATION'S BUSINESS PRIOR TO THE CLOSING DATE. Subject to the terms and conditions of the LMA, Seller covenants and agrees with Buyer that between the date hereof and the Closing Date, unless the Buyer otherwise agrees in writing (which agreement shall not be unreasonably withheld or delayed), Seller shall:

                (a) Use reasonable commercial efforts to maintain insurance upon all of the tangible Sale Assets in such amounts and of such kind comparable to that in effect on the date hereof with respect to such Sale Assets and with respect to the operation of the Station, with insurers of substantially the same or better financial condition;

                (b) Operate the Station and otherwise conduct its business in all material respects in accordance with the terms or conditions of its FCC Licenses, the Rules and Regulations, the Act and all other rules and regulations, statutes, ordinances and orders of all governmental authorities having jurisdiction over any aspect of the operation of the Station, except where the failure to so operate the Station would not have a material adverse effect on the Sale Assets or the operation of the Station or on the ability of Seller to consummate the transactions contemplated hereby;

                (c) Comply in all material respects with all Station Agreements now or hereafter existing that are material, individually or in the aggregate, to the operation of the Station;

                (d) Promptly notify Buyer of any material default by, or claim of default against, any party under any Station Agreements that are material, individually or in the aggregate, to the operation of the Station, and any event or condition that, with notice or lapse of time or both, would constitute an event of default under such Station Agreements;

                (e) Not mortgage, pledge or subject to any Lien other than a Permitted Lien (except in the ordinary course of business) any of the Sale Assets;

                (f) Not sell, lease or otherwise dispose of, nor agree to sell, lease or otherwise dispose of, any of the Sale Assets, except for dispositions in the ordinary course of business;

                (g) Not amend or terminate any Station Agreement, other than in the ordinary course of business;

                (h) Not introduce any material change with respect to the operation of the Station including, without limitation, any material changes in the broadcast hours of the Station or any other material change in the Station's programming policies, except such changes as in the sole discretion of Seller, exercised in good faith after consultation with Buyer, are required by the public interest;

                (i) Notify Buyer of any material litigation pending or threatened against the Station or any material damage to or destruction of any assets included or to be included in the Sale Assets of which Seller receives actual knowledge; and,

                (j) Not enter into new Station Agreements with a term greater than one year and an aggregate value greater than $25,000 which cannot be canceled with ninety (90) days prior written notice or that is with an affiliate of Seller (unless the terms are no less favorable to the Station than could be obtained on an arms-length basis from an unaffiliated third party and otherwise comply with this Section), without Buyer's prior written consent, or enter into trade agreements which in the aggregate exceed related barter assets.

         5.2    GOVERNMENTAL CONSENTS.

                (a) Seller and Buyer shall file with the FCC, within five (5) Business Days after the execution of this Agreement, such applications and other documents in the name of Seller or Buyer, as appropriate, as may be necessary or advisable to obtain the FCC Order. Seller and Buyer shall take all commercially reasonable steps necessary to prosecute such filings with diligence and shall diligently oppose any objections to, appeals from, or petitions to reconsider such approval of the FCC, to the end that the FCC Order and a Final Action with respect thereto may be obtained as soon as practicable. Buyer shall not knowingly take, and Seller covenants that Seller shall not knowingly take, any action that party knows or has reason to know would materially and adversely affect or materially delay issuance of the FCC Order or materially and adversely affect or materially delay its becoming a Final Action without a Material Adverse Condition, unless such action is requested or required by the FCC, its staff, or the Rules and Regulations. Should Buyer or Seller become aware of any facts that could reasonably be expected materially and adversely to affect or materially to delay issuance of the FCC

Order without a Material Adverse Condition (including, but not limited to, in the case of Buyer, any facts that would reasonably be expected to disqualify Buyer from controlling the Station), such party shall promptly notify the other party thereof in writing and both parties shall cooperate to take all steps necessary or desirable to resolve the matter expeditiously and to obtain the FCC's approval of matters pending before it.

                (b) Within five (5) business days after the execution of this Agreement, Buyer and Seller shall make any required filings with the Federal Trade Commission ("FTC") and the DOJ pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Buyer and Seller shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall furnish each other with such information and assistance as such the other may reasonably request in connection with their preparation of any governmental filing hereunder. If Buyer becomes aware of any fact relating to it which would prevent or delay consent from the DOJ or FTC (collectively "DOJ Consent"), if any required, or HSR Clearance under the HSR Act, Buyer shall promptly notify Seller thereof and take such steps as necessary to remove such impediment, including but not limited to divesting any stations and terminating any agreements to acquire or program or market any stations.

         5.3 OTHER CONSENTS. Seller shall use its reasonable best efforts to obtain the consent or waivers to the transactions contemplated by this Agreement required under any assumed Station Agreements; provided that Seller shall not be required to pay or to grant any material consideration in order to obtain any such consent or waiver.

         5.4 TAX RETURNS AND PAYMENTS. All taxes pertaining to ownership of the Sale Assets or operation of the Station prior to the Closing Date will be timely paid; provided that Seller shall not be required to pay any such tax so long as the validity thereof shall be contested in good faith by appropriate proceedings and Seller shall have set aside adequate reserves with respect to any such tax.

         5.5 ACCESS PRIOR TO CLOSING DATE. Prior to the Closing, Buyer and its representatives may make such reasonable investigation of the assets and business of the Station as it may desire, and Seller shall give to Buyer, its engineers, counsel, accountants, and other representatives reasonable access during normal business hours throughout the period prior to the Closing to personnel and all of the assets, books, records and files of or pertaining to the Station, provided that (i) Buyer shall give Seller reasonable advance notice of each date on which Buyer or any such other person or entity desires such access, (ii) each person (other than an officer of Buyer) shall, if requested by Seller, be accompanied by an officer or their representative of Buyer approved by Seller, which approval shall not be unreasonably withheld, (iii) the investigations at the offices of Seller shall be reasonable in number and frequency, and (iv) all investigations shall be conducted in such a manner as not to damage physically any property or to constitute a disruption of the operation of the Station or Seller. Seller shall furnish to Buyer during such period all documents and copies of documents and information concerning the business and affairs of Seller and the Station as Buyer may reasonably request.

         5.6 CONFIDENTIALITY: PRESS RELEASE. All information, data and materials furnished or to be furnished to either party with respect to the other party in connection with this transaction or pursuant to this Agreement are confidential. Each party agrees that prior to Closing (a) it shall not disclose or otherwise make available, at any time, any such information, data or material to any person who does not have a confidential relationship with such party; (b) it shall protect such information, data and material with a high degree of care to prevent the disclosure thereof; and (c) if, for any reason, this transaction is not consummated, all information, data or material concerning the other party obtained by such party, and all copies thereof, will be returned to the other party. After Closing, neither party will disclose or otherwise make available to any person any of such information, data or material concerning the other party, except as may be necessary or appropriate in connection with the operation of the Station by Buyer. Each party shall use its reasonable efforts to prevent the violation of any of the foregoing confidentiality provisions by its respective representatives. Notwithstanding the foregoing, nothing contained herein shall prohibit Buyer or Seller from:

                      (i) Using such information, data and materials in connection with any action or proceeding brought or any claim asserted by Buyer or Seller with respect to any breach by the other of any representation, warranty or covenant made in or pursuant to this Agreement; or

                      (ii) Supplying or filing such information, data or materials to or with the FCC, DOJ, FTC or SEC or any other valid governmental or court authority to the extent required by law or reasonably necessary to obtain any consent, waiver, amendment, modification, approval, authorization, permit or license which may be necessary to effectuate this Agreement, and to consummate the transaction contemplated herein.

         Except as required by law, neither party shall make a public announcement of the transactions contemplated by this Agreement or the other Documents without the express written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

         5.7 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition to the parties' obligations hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

         5.8 FCC REPORTS. Seller shall continue to file, on a current basis until the Closing Date, all reports and documents required to be filed with the FCC with respect to the Station.

         5.9 CONVEYANCE FREE AND CLEAR OF LIENS. At or prior to the Closing, Seller shall obtain executed releases, in suitable form for filing and otherwise in form and substance reasonably satisfactory to Buyer, of any security interests granted in the Sale Assets and properties as security for payment of loans and other obligations or judgments and of any other Liens on the Sale Assets. At the Closing, Seller shall transfer and convey to Buyer all of the Sale Assets free and clear of all Liens except Permitted Liens.

                                   ARTICLE VI

                           CONDITIONS PRECEDENT TO THE
                          OBLIGATIONS OF BUYER TO CLOSE

         Buyer's obligation to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

         6.1 PERFORMANCE OF AGREEMENTS. The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects and the covenants and agreements to be complied with an performed by Seller at or prior to Closing shall have been complied with or performed in all material respects. Buyer shall have received a certificate dated as of the Closing Date from Seller, executed by an authorized officer of Seller to the effect that the conditions set forth in this Section have been satisfied.

         6.2    FCC AND OTHER CONSENTS.

                (a) The FCC Order, the DOJ Consent and the HSR Clearance (to the extent the same are required by law) shall have been issued without any condition materially adverse to Buyer.

                (b Seller shall have satisfied all material conditions which the FCC Order, the DOJ Consent and the HSR Clearance or any order, ruling or decree of any judicial or administrative body relating thereto or in connection therewith specifies and requires to be satisfied by Seller prior to transfer of the FCC Licenses to Buyer.

                (c) All other material authorizations, consents, approvals and clearances of federal, state or local governmental agencies required to permit the consummation by Buyer of the transactions contemplated by this Agreement including, without limitation, the assignment of any FCC Authorization requested by Buyer, shall have been obtained; all material statutory and regulatory requirements for such consummation shall have been fulfilled; and no such authorizations, consents, approvals or clearances shall contain any conditions that individually or in the aggregate would have a material adverse effect on the operation of the Station.

         6.4 ADVERSE PROCEEDINGS. Neither Buyer nor any affiliate of Buyer shall be subject to any ruling, decree, order or injunction restraining, imposing material limitations on or prohibiting (i) the consummation of the transactions contemplated hereby or (ii) its participation in the operation, management, ownership or control of the Station; and no litigation, proceeding or other action seeking to obtain any such ruling, decree, order or injunction shall be pending. No governmental authority having jurisdiction shall have notified any party to this Agreement that consummation of the transaction contemplated hereby would constitute a violation of the laws of the United States or of any state or political subdivision or that it intends to commence proceedings to restrain such consummation or to force divestiture, unless such governmental authority shall have withdrawn such notice. No governmental authority having jurisdiction shall have commenced any such proceeding.

         6.5 DELIVERY OF CLOSING DOCUMENTS. Seller shall have delivered or caused to be delivered to Buyer on the Closing Date each of the Documents required to be delivered pursuant to SECTION 8.2.

                                   ARTICLE VII

                           CONDITIONS PRECEDENT OF THE
                          OBLIGATION OF SELLER TO CLOSE

         The obligation of Seller to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the closing Date, of each of the following conditions, unless waived by Seller in writing:

         7.1 PERFORMANCE OF AGREEMENTS. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects and the covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects. Seller shall have received a certificate dated as of the Closing Date from Buyer, executed by an authorized officer of Buyer, to the effect that the conditions set forth in this Section have been satisfied.

         7.2.   FCC AND OTHER CONSENTS.

                (a) The FCC Order, the DOJ Consent and the HSR Clearance (to the extent the same are required by law) shall have been issued by the FCC and shall have become effective under the rules of the FCC, without any condition materially adverse to Seller.

                (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body relating thereto or in connection therewith specifies and requires to be satisfied by Buyer prior to transfer of the FCC Licenses to Buyer shall have been satisfied by Buyer.

                (c) All other authorizations, consents, approvals and clearances of all federal, state and local governmental agencies required to permit the consummation by Seller of the transactions contemplated by this Agreement shall have been obtained; all statutory and regulatory requirements for such consummation shall have been fulfilled;

and no such authorizations, consents, approvals or clearances shall contain any conditions that individually or in the aggregate would have any material adverse effect on Seller.

         7.3 ADVERSE PROCEEDINGS. Seller shall not be subject to any ruling, decree, order or injunction restraining, imposing material limitations on or prohibiting the consummation of the transactions contemplated hereby. No governmental authority having jurisdiction shall have notified any party to this Agreement that consummation of the transactions contemplated hereby would constitute a violation of the laws of the United States or of any state or political subdivision or that it intends to commence proceedings to restrain such consummation or to force divestiture, unless such governmental authority shall have withdrawn such notice. No governmental authority having jurisdiction shall have commenced any such proceeding.

         7.4 DELIVERY OF CLOSING DOCUMENTS AND PURCHASE PRICE. Buyer shall have delivered or caused to be delivered to Seller on the Closing Date each of the Documents required to be delivered pursuant to SECTION 8.3. Seller shall have received payment of the Purchase Price with the form of payment set forth in SECTION 2.5.

                                  ARTICLE VIII

                                     CLOSING

         8.1 TIME AND PLACE. Unless otherwise agreed to in advance by the parties, Closing shall take place in person or via facsimile at the offices of Seller's counsel in Camarillo, California, or at such other place as the parties agree to in writing, at 10:00 a.m. Pacific Time on the date (the "Closing Date") that is the later of (i) the fifth (5th) Business Day after the Applicable Date; or (ii) the date as soon as practicable following satisfaction or waiver of the conditions precedent hereunder. The "Applicable Date" shall be the later of January 1, 2001 or the date on which the FCC Order, DOJ Consent and HSR Clearance (to the extent the same are required by law) without any Material Adverse Condition or condition materially adverse to Seller have become effective.

         8.2 DOCUMENTS TO BE DELIVERED TO BUYER BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                (a) Certified resolutions of Seller's Board of Directors and Shareholders approving the execution and delivery of this Agreement and each of the other Documents and authorizing the consummation of the transactions contemplated hereby and thereby.

                (b) A bill of sale and other instruments of transfer and conveyance transferring to Buyer all right, title and interest of Seller in and to the Tangible Personal Property.

                (c) Executed releases, in suitable form for filing and otherwise in form and substance reasonably satisfactory to Buyer, of any security interests granted in the Sale Assets as security for payment of loans and other obligations and of any other Liens (other than Permitted Liens).

                (d) An instrument or instruments assigning to Buyer all right, title and interest of Seller in and to all Station Agreements, including leases for the Real Property, being assumed by Buyer.

                (e) An instrument assigning to Buyer all right, title and interest of Seller in the FCC Licenses, all pending applications relating to the Station before the FCC, and any remaining Sale Assets not otherwise conveyed.

                (f) An instrument assigning to Buyer all rights, title and interest of Seller to the Intangible Personal Property.

                (g) Such additional information and materials as Buyer shall have reasonably requested, including without limitation, evidence that all consents and approvals required as a condition to Buyer's obligation to close hereunder have been obtained.

         8.3 DOCUMENTS TO BE DELIVERED TO SELLER BY BUYER. At the Closing Buyer shall deliver or cause to be delivered to Seller the following:

                (a) Certified resolutions of Buyer's Board of Directors approving the execution and delivery of this Agreement and each of the other Documents and authorizing the consummation of the transaction contemplated hereby and thereby.

                (b)   The Purchase Price as set forth in SECTION 2.5.

                (c) The agreement of Buyer assuming the obligations under any Station Agreements being assumed by Buyer.

                (d)   All fees owed Seller under the LMA.

                (e) Such additional information and materials as Seller shall have reasonably requested.

         8.4 STATION AGREEMENTS. Buyer and Seller acknowledge that certain of the Station Agreements, to be included in the Sale Assets, and the rights and benefits thereunder necessary or appropriate or relating to the conduct of the business and activities of Seller and/or the Station may not, by their terms, be assignable. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign such Station Agreement, and Buyer shall not be deemed to have assumed the same or to be required to perform any obligations thereunder, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights under such Station Agreement of Buyer or Seller thereunder. In such event, Seller will cooperate with Buyer to provide for Buyer all benefits to which Seller is entitled under such Station Agreement, and any transfer or assignment to Buyer by Seller of any such Station Agreement or any right or benefit arising thereunder or resulting therefrom which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained. Seller shall, without further consideration therefor, pay, assign and remit to Buyer promptly all monies, and, to the extent permitted, all other rights or consideration received or obtained, or which may be received or obtained in respect of performance of such Station Agreements.

                                   ARTICLE IX

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

         9.1 SURVIVAL OF REPRESENTATION AND WARRANTIES. All representations and warranties contained in this Agreement or in any other Document shall survive the Closing for the Survival Period and the Closing shall not be deemed a waiver by either party of the representations, warranties, covenants or agreements of the other party contained herein or in any other Document. No claim may be brought under this Agreement or any other Document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In the event such a notice is so given, the right to indemnification with respect thereto under this Article shall survive the Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied. For purposes of this agreement the "Survival Period" shall be for six (6) months.

         9.2 INDEMNIFICATION IN GENERAL. Buyer and Seller agree that the rights to indemnification and to be held harmless set forth in this Agreement shall, as between the parties hereto and their respective successors and assigns, be exclusive of all rights to indemnification and to be held harmless that such party (or its successors or assigns) would otherwise have by statute, common law or otherwise.

         9.3    INDEMNIFICATION BY SELLER.

                (a)   Subject to the provisions of SECTION 9.3(b) below and
SECTION 10.2 below, Seller shall indemnify and hold harmless Buyer and any officer, director, agent, employee and affiliate thereof with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including reasonable attorneys' fees) relating to or arising out of:

-
                      (i) Any breach or non-performance by Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Documents;

                      (ii) The ownership or operation by Seller of the Station or the Sale Assets on or prior to the Closing Date;

                      (iii) All other liabilities and obligations of Seller other than the Assumed Obligations and the obligations of Seller contained in
SECTION 10.4 of the AMFM Agreement;

                      (iv) Noncompliance by Seller with the provisions of the Bulk Sales Act, if applicable, in connection with the transaction contemplated hereby; or

                      (v) Any violation of any Environmental Laws by Seller or the existence of any Hazardous Materials on the Real Property on or before Closing.

                (b)   Except for any amounts owed by Seller to Buyer under
SECTION 9.3(a)(iii) and SECTION 2.7, if Closing occurs, Seller shall not be obligated until the aggregate amount of such claims, liabilities, damages, losses, costs and expenses exceeds Buyer's Threshold Limitation, in which case Buyer shall then be entitled to indemnification of the amount in excess of the Buyer's Threshold Limitation; provided in no event shall the amount of Seller's obligations under this Article IX exceed One Million Dollars ($1,000,000).

         9.4    INDEMNIFICATION BY BUYER.

                (a)   Subject to the provisions of SUBSECTION (b) below and
SECTION 10.2 below, Buyer shall indemnify and hold harmless Seller and any officer, director, agent, employee and affiliate thereof with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including reasonable attorneys' fees) relating to or arising out of:

                      (i) Any breach or non-performance by Buyer of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Document;

                      (ii) The ownership or operation of the Station after the Closing Date or Buyer's operation of the Station after the commencement of the LMA;

                      (iii)  The Assumed Obligations;

                      (iv) Seller's failure to satisfy the obligations of Seller contained in SECTION 10.4 of the AMFM Agreement, which section relates to the employment of transferred employees; or

                      (v)    All other liabilities or obligations of Buyer.

                (b)   Except for any amounts owed by Buyer to Seller under
SECTION 2.7, SECTION 9.4(a)(iii) and SECTION 9.4(a)(iv), if Closing occurs, Buyer shall not be obligated until the aggregate amount of such claims, liabilities, damages, losses, costs and expenses exceeds Seller's Threshold Limitation, in which case Seller shall then be entitled to indemnification of the amount in excess of Seller's Threshold Limitation; provided in no event shall the amount of Buyer's obligation under this Article IX exceed One Million Dollars ($1,000,000).

         9.5 INDEMNIFICATION PROCEDURES. In the event that an Indemnified Party may be entitled to indemnification hereunder with respect to any asserted claim of, or obligation or liability to, any third party, such party shall notify the Indemnifying Party thereof, describing the matters involved in reasonable detail, and the Indemnifying Party shall be entitled to assume the defense thereof upon written notice to the Indemnified Party with counsel reasonably satisfactory to the Indemnified Party; provided, that once the defense thereof is assumed by the Indemnifying Party, the Indemnifying Party shall keep the Indemnified Party advised of all developments in the defense thereof and any related litigation, and the Indemnified Party shall be entitled at all times to participate in the defense thereof at its own expense. If the Indemnifying Party fails to notify the Indemnified Party of its election to defend or contest its obligation to indemnify under this ARTICLE IX, the Indemnified Party may pay, compromise, or defend such a claim without prejudice to any right it may have hereunder.

                                    ARTICLE X

                         TERMINATION; LIQUIDATED DAMAGES

         10.1 TERMINATION. If Closing shall not have previously occurred, this Agreement shall terminate upon the earliest of:

                (a) The giving of written notice from Seller to Buyer, or from Buyer to Seller, if:

                      (i) Seller gives such termination notice and Seller is not at such time in material default hereunder, or Buyer gives such termination notice and Buyer is not at such time in material default hereunder; and

                      (ii)   Any of the following occurs:

                                 (A) Any of the representations or warranties
contained herein of Buyer (if such termination notice is given by Seller), or of Seller (if such termination notice is given by Buyer), are inaccurate in any material respect and materially adverse to the party giving such termination notice unless the inaccuracy has been induced by or is the result of actions or omissions of the party giving such termination notice; or

                                 (B) Any material obligation to be performed by
Buyer (if such termination notice is given by Seller) or by Seller (if such termination notice is given by Buyer) is not timely performed in any material respect and materially adverse to the party giving such termination notice unless the lack of timely performance has been induced by or is the result of actions or omissions of the party giving such termination notice; or

                                 (C) Any condition (other than those referred to
in foregoing CLAUSES (A) and (B)) to the obligation to close the transaction contemplated herein of the party giving such termination notice has not been timely satisfied; and

any such inaccuracy, failure to perform or non-satisfaction of a condition neither has been cured nor satisfied within twenty (20) days after written notice thereof from the party giving such termination notice nor waived in writing by the party giving such termination notice.

                (b) Written notice from Seller to Buyer, at any time after January 1, 2002; provided that termination shall not occur upon the giving of such termination notice by Seller if Seller is at such time in material default hereunder. Written notice from Buyer to Seller, at any time after January 1, 2002; provided that termination shall not occur upon the giving of such termination notice by Buyer if Buyer is at such time in material default hereunder.

                (c) Written notice from Seller to Buyer, or from Buyer to Seller, at any time following a determination by the FCC that the application for consent to assignment of the FCC Licenses has been designated for hearing; provided that the party which is the subject of the hearing (or whose alleged actions or omissions resulted in the designation for hearing) may not elect to terminate under this SUBSECTION 10.1(c).

                (d) Written notice from Buyer to Seller or Seller to Buyer of any time following an "Event of Default," as such term is defined in the LMA.

                10.2  OBLIGATIONS UPON TERMINATION.

                (a) In the event this Agreement is terminated pursuant to SUBSECTION 10.1(a)(ii)(A) OR (B), the aggregate liability of Buyer for breach hereunder shall be limited as provided in SECTIONS 10.2(c) AND 10.2(e) below, and the aggregate liability for

Seller for breach hereunder shall be limited as provided in SECTIONS 10.2(d) AND 10.2(e) below. In the event this Agreement is terminated for any other reason, neither party shall have any liability hereunder.

                (b) Upon termination of this Agreement, Buyer shall be entitled to the repayment of the Commitment Fee (i) if such termination is effected by Buyer's giving of valid written notice to Seller pursuant to SECTIONS 10.1, or (ii) if such termination is effected by Seller's giving of valid written notice to Buyer pursuant to SECTIONS 10.1(a)(ii)(C), 10.1(b) OR 10.1(c). If Buyer is entitled to repayment of the Commitment Fee, Seller shall promptly repay such amount to Buyer.

                (c) If this Agreement is terminated by Seller's giving of valid written notice to Buyer pursuant to SECTION 10.1(a)(ii)(A) OR (B), Buyer agrees that Seller shall, in addition to its right to retain the Commitment Fee, be entitled to receive upon such termination, as liquidated damages and not as a penalty, Twenty-Three Million Eight Hundred Thousand Dollars ($23,800,000) ("Liquidated Damages Amount"). Seller shall be entitled to pursue any remedy available to Seller at law or equity to recover from Buyer the full amount of the Liquidated Damages Amount, provided the total monetary damages to which Seller shall be entitled, less the Commitment Fee, shall not exceed the Liquidated Damages Amount. SELLER'S RECEIPT OF THE LIQUIDATED DAMAGES AMOUNT SHALL CONSTITUTE PAYMENT OF LIQUIDATED DAMAGES HEREUNDER AND NOT A PENALTY, AND SHALL BE SELLER'S SOLE REMEDY AT LAW OR IN EQUITY FOR BUYER'S BREACH HEREUNDER IF CLOSING DOES NOT OCCUR. BUYER AND SELLER EACH ACKNOWLEDGE AND AGREE THAT THE LIQUIDATED DAMAGE AMOUNT IS REASONABLE IN LIGHT OF THE ANTICIPATED HARM WHICH WILL BE CAUSED BY BUYER'S BREACH OF THIS AGREEMENT, THE DIFFICULTY OF PROOF OF LOSS, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTION TO BE CONSUMMATED HEREUNDER.

                             Seller:                    Buyer:
                                    -----------------         -----------------

                (d) Notwithstanding any provision of this Agreement to the contrary, if this Agreement is terminated by Buyer's giving of written notice to Seller pursuant to SECTIONS 10.1, Buyer shall not be entitled to damages or indemnification from Seller.

                (e) In any dispute between Buyer and Seller as to which party is entitled to all or a portion of the Commitment Fee, the prevailing party shall receive, in addition to that portion of the Commitment Fee to which it is entitled, an amount equal to interest on that portion at the rate of ten percent (10%) per annum, calculated from the date the prevailing party's demand for all or a portion of the Commitment Fee is received by Seller.

         10.3   TERMINATION NOTICE. Each notice given by a party pursuant to
SECTION 10.1 to terminate this Agreement shall specify the subsection (and clause or clauses thereof) of SECTION 10.1 pursuant to which such notice is given.

                                   ARTICLE XI

                                    CASUALTY

         Upon the occurrence of any casualty loss, damage or destruction material to the operation of the Station prior to the Closing, Seller shall promptly give Buyer written notice setting forth in detail the extent of such loss, damage or destruction and the cause thereof if known. Except as otherwise provided in the LMA, Seller shall use its reasonable efforts to promptly commence and thereafter to diligently proceed to repair or replace any such lost, damaged or destroyed property.

                                   ARTICLE XII

                               CONTROL OF STATION

         Subject to the terms and conditions of the LMA, between the date of this Agreement and the Closing Date, Buyer shall not control, manage, or supervise the operation of the Station or conduct of its business, all of which shall remain the sole responsibility and under the control of Seller, subject to Seller's compliance with this Agreement.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1 FURTHER ACTIONS. From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents to the other party as the other party may reasonably request in order more effectively to consummate the transactions contemplated hereby.

         13.2   ACCESS AFTER THE CLOSING DATE.

                (a) After the Closing and for a period of twelve (12) months, Buyer shall provide Seller and Seller's counsel, accountants, and other representatives with reasonable access during normal business hours to the books, records, property, personnel, contracts, commitments, and documents of the Station pertaining to transactions occurring prior to the Closing Date when reasonably requested by Seller, and Buyer shall retain such books and records for the normal document retention period of Buyer. At the request and expense of Seller, Buyer shall deliver copies of any such books and records to Seller.

                (b) After the Closing and for a period of twelve (12) months, upon the request and expense of Buyer, Seller shall provide Buyer and Buyer's counsel, accountants, and other representatives copies of any audited financial information for the last three fiscal years and the present year, within its possession, custody and control.

         13.3   PAYMENT OF EXPENSES.

                (a) Any fees assessed by the FCC in connection with the filings contemplated by SECTION 5.2 or consummation of the transactions contemplated hereby shall be divided equally between Seller and Buyer. Any fees associated with the filing of the HSR Filing shall be paid by Buyer.

                (b) All state or local sales or use, stamp or transfer, grant and other similar taxes payable in connection with consummation of the transactions contemplated hereby shall be paid by the party primarily liable under applicable law to pay such taxes.

                (c) Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement and the consummation of the transactions contemplated herein.

         13.4 SPECIFIC PERFORMANCE. Seller acknowledges that the Station is of special, unique, and extraordinary character, and that any breach of this Agreement by Seller could not be compensated for by damages. Accordingly, if Seller shall breach its obligations under this Agreement, Buyer shall be entitled to enforcement of this Agreement (subject to obtaining any required approval of the FCC) by decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. In any action by Buyer to equitably enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity.

         13.5 NOTICES. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier or sent by registered or certified mail, first class, postage prepaid, or by telex, cable, telegram, facsimile machine or similar written means of communication, addressed as follows:

                (a)   If to Seller, to:

                      Jonathan L. Block, Esq.
                      Vice President and General Counsel
                      Salem Communications Corporation
                      4880 Santa Rosa Road, Suite 300
                      Camarillo, California  93012

                (b)   If to Buyer, to:

                      Jeffrey H. Smulyan
                      President and Chief Executive Officer
                      Emmis Communications Corporation
                      One Emmis Plaza, Suite 700
                      Indianapolis, IN 46204

                      With a copy to:

                      J. Scott Enright

                      Vice President and Associate General Counsel
                      Emmis Communications Corporation
                      One Emmis Plaza, Suite 700
                      Indianapolis, IN 46204

or such other address with respect to any party hereto as such party may from time to time notify (as provided above) to the other party hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third (3rd) Business Day following the date mailed, and (ii) if personally delivered or otherwise sent as provided above, on the date received.

         13.6 ENTIRE AGREEMENT. This Agreement, the Schedules and Exhibits hereto, and the other Documents constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties with respect to the subject matter hereof.

         13.7 BINDING EFFECT; BENEFITS. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         13.8 ASSIGNMENT. This Agreement and any rights hereunder shall not be assignable by either party hereto without the prior written consent of the other party; provided, however, that either party may assign this Agreement to one or more direct or indirect wholly-owned subsidiaries so long as (i) such party remains liable hereunder, and (ii) such assignment will not delay any consent required to be obtained hereunder, including but not limited to HSR Clearance, DOJ Consent and FCC Consent, or delay the Closing in any respect. Further, Buyer may collaterally assign its rights under this Agreement to representatives of lenders under Buyer's Senior Credit Facility. With respect to any permitted assignment, the parties shall take all such actions as are reasonably necessary to effectuate such assignment, including but not limited to cooperating in any appropriate filings with the FCC or other governmental authorities.

All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto.

         13.9 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Colorado, including all matters of construction, validity and performance.

         13.10 BULK SALES. Buyer hereby waives compliance by Seller with the provisions of the Bulk Sales Act and similar laws of any state or jurisdiction, if applicable. Seller shall, in accordance with ARTICLE IX, indemnify and hold Buyer harmless from and against any and all claims made against Buyer by reason of such non-compliance.

         13.11 AMENDMENTS AND WAIVERS. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

         13.12 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the extent and purpose of such invalid and unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         13.13 HEADINGS. Except as provided in ARTICLE I, the captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         13.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by either party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.15 REFERENCES. All references in this Agreement to Articles, Sections, and Subsections are to Articles, Sections, and Subsections contained in this Agreement unless a different document is expressly specified.

         13.16 SCHEDULES AND EXHIBITS. Unless otherwise specified herein, each Schedule and Exhibit referred to in this Agreement is attached hereto, and each such

Schedule and Exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein.

                         {SIGNATURES ON FOLLOWING PAGE.}

         IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement as of the date first written above.

"SELLER"                                    "BUYER "

SALEM COMMUNICATIONS                        EMMIS COMMUNICATIONS
ACQUISITION CORPORATION                     CORPORATION



By:                                         By:
   ------------------------------              ------------------------------
Name:                                       Name:
Title:                                      Title:

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULE 3.5                                Tangible Personal Property

SCHEDULE 3.6                                Description of Real Property

SCHEDULE 3.7                                FCC Licenses

SCHEDULE 3.8                                Station Agreements

SCHEDULE 3.12                               Intangible Property

                                  SCHEDULE 3.6

                           TANGIBLE PERSONAL PROPERTY

         The Station Assets include all equipment and other tangible personal property that is owned by Seller (or in which seller holds an interest) and used primarily in the operation of the Station (and that is not used to operate any other radio station owned by Seller), whether or not identified on the attached list, except for Excluded Assets. The attached list identifies items of tangible personal property used in the operation of the Station but may also include items that are Excluded Assets or assets which are not owned by Seller because the same were not transferred to Seller in its acquisition of the Station. The Station Assets do not include any Excluded Assets, whether or not identified on the attached list.

ASSETS SHARED WITH KXPK

EQUIPMENT RACKS
LIMITERS/PROCESSING
T.C. Electronic finalizer
Orban 424a
urei 1178
Valley 401 (2)
Symetrix 528 (4)
BBE 822a
BBE 862
Aphex Compellor (2)
Orban 8200
Orban 8100 XT/2
Paragon audio processor
Symetrix 528E (3)
Calvin EQ2015 (2)
TELCO INTERFACE
Telos 100 (4)
Telos direct interface (2)
Telos Zephyr (3)
AUDIO ROUTING/DISTRIBUTION
SAS Router
ATI 4x4 DA's (3)
Audiometrics DA84 (2)
Audiometrics DA-16000 (2)
Excalibur CDA-1 composite distribution amp
TRANSMISSION EQUIPMENT
Moseley 606
Moseley 6010
Moseley TPT2
QEI cat link (2)
Modulation Sciences Composite line driver
MONITORING EQUIPMENT
QEI 691 Modulation monitor
Crown D-75 Amplifier
JBL 6215 Amplifier

ENGINEERING SHOP
Audio Test Set - Audio Precision
Oscilloscope - Tektronix 20 MHz
Frequency Counter - Sencore
Isolation Transformer - Sencore

Function Generator - Kenwood
"Z" Meter - Sencore
RPU Receiver - Marti CR-10
Amplifier - Hafler
CD Players - Denon 951FA (2)
Orban 8100 (2)
Audio Prism - Texar
Tascam Cassette - 122MKIII
Yamaha SPX90
SPL Vitalizer
Audio Mixer - EV ELXlA
Aphex Aural Exciter
Hnat Hindes Composite Processor
Eventide MONO delay BD931
Microphone Processor - Aphex Tubessence
Excalibur CDA1
Orban 222A Telos 1A2 Interface (2)
Telos 100 Telephone units (2)
Denon 650F

KITCHEN AREA
Table, kitchen, seats 8
Chairs, metal and fabric (6)

LARGE CONFERENCE ROOM
Table, Wood, 2 sections, seats over 12
Chairs, metal and fabric (18)
Credenza, wood

SMALL CONFERENCE ROOM
Table, Wood, seats 12
Chairs, fabric, (12)
Television, Sony Trinitron, 19"
Stereo, compact tabletop
Table, Wood, sma11

RECEPTION AREA
Table, wood, square
Chairs, vinyl (4)
Computer, Capitol Info Systems, P166

RECEPTION KITCHEN
Refrigerator, free standing
Microwave, countertop

                                     OFFICES

A. SMITH
Desk w/return, wood, overhead cabinets
Storage cabinet, wood and fabric, floor standing
Chair, exec, fabric
Chair, guest, metal and fabric
File cabinet, legal, 2 drawer
Computer system, P366 Celeron

ADMIN ASST.
Desk, corner, wood
Storage cabinet, wood and fabric, floor standing
Computer, P366 Celeron
File, cabinet, legal, 2 drawer

SALES AREA
Workstations:
Metal and fabric, desktop, overhead 3 door storage (12)
Computers - P366 Celeron
Chairs - Metal and Fabric

NEW SALES AREA
Computers P366 Celeron
Printer HP LaserJet 4000TN

EXECUTIVE ASSISTANT
Desk w/return, wood, 5 drawers
File cabinets, legal, 4 drawer, top bin, metal (3)
Desk w/return, wood, 5 drawers
File cabinet, wood, legal, 2 drawers
Computer, P200

TRAFFIC OFFICE
Computer, IBM, AS400
Workstation, IBM, 3180
Computer, Emulated Workstation (3)
Desk w/return, wood, 5 drawers (2)
Desk, custom, vinyl surface
File cabinets, metal, 7 drawer (2)
File cabinet, metal, 6 drawer, 2 bin
File cabinets, metal, 4 drawer, 2 bin (2)
File cabinet, metal, legal, metal, 2 drawers
Printer, IBM 4234 (2)

TRAFFIC 2
Desk w/return, wood, overhead cabinets, 5 doors
File cabinet, metal, standard, 3 drawer
File cabinet, metal, legal, 2 drawer
Printer, HP, Laserjet III

EXECUTIVE OFFICE
Workstation, Winsted, metal frame, vinyl surfaces
Chair, metal/fabric
Computer, P366 Celeron
File cabinet, standard, 2 drawer.
RF Test set, IFR COM120B
Loudspeakers, Mackie HR824 (2)
Desk, wood w/return and rear cabinets
Computer docking station (w/ monitor)
Chair, Exec, Leather and metal
Chairs, guest, metal and fabric (2)
Table, conference, round, wood
Chairs, conference, vinyl and fabric (5)
Cabinets, wood, open, 2 level
Television, Sony, 17", w/ VCR

OFFICE, CONTROLLER
Desk, wood, w/return
Computer, P366 Celeron
Printer, HP, Laserjet 4
Chair, Metal and fabric
Chairs, Guest, fabric (2)

PROMOTION OFFICE
Desk, wood, old
Desk, wood, old
Desk, wood, w/return
Desk, wood, w/return
File cabinet, metal, legal, 4 drawer, 1 bin (2)
Computer, MAC, w/ printer
Computer, PC, Compaq CDS972
Computer, PC, Generic
File cabinet, metal, legal, 4 drawer, 1 bin
Chairs, various, old (5)

MUSIC LIBRARY
Desk, wood, small
File cabinet, metal, legal, 2 drawer

Computer, PC, generic

BACK HALL
File cabinets, metal, legal, 2 drawer

VEHICLES
KALC/KXPK Chief Engineer - 1995 Range Rover

ROOFTOP EQUIPMENT - TABOR CENTER
Antenna, Receiving, UHF (1)

ASSETS SHARED WITH KXPK-FM/KVOD-AM/KIMN-FM/KDJM-FM/KXKL-FM

MIS OFFICE
Rack Case - Network Patch Panels - 24 (3)
Hub - CentreCom FH82FV - 24
Rack, Floor, 5'
Network Patch Panel - 24 (2)
Network Switch, Cisco Catalyst 2900/ 24 port
Switch, Nortel Networks, Baystack 350-24T
KVM Switcher, 8 port, Belkin Omniview
Computer, Server, Custom P2/400
Computer, Server, Gateway P2/400
Computer, Web Server, Custom P3/450
Computer, Laptop, Toshiba Satellite 4030CDT

MULTIMEDIA OFFICE
Desk, vinyl veneer
Computers, PII/PIII class (6)
Monitors, 17" (2)
Monitors, 19" (2)
Scanner, HP Scanjet 2CX
QMS color Laser Printer
Canon Digital Video camera
Printer, HP Laserjet
Projector, INFOCUS
Computers, Laptops, Toshiba (3)
Chairs, Metal and vinyl (2)
Chairs, Fabric (2)
Network HUB, Cisco, 20 port

VEHICLES
Director of Engineering - 1999 Ford Explorer (shared with a116 Denver stations)

KALC ASSETS

GREG & BO OFFICE
Shure sm-5b

KALC AIR STUDIO
Microphones
Shure SM-5B (3)
Console:
Auditronics 800-24
Hard Disk Automation
Scott Studios SS
Scott Studios PB
360 Systems Instant Replay
VoxPro Telephone Editor
Tascam 112B Cassette
TFT 911 EAS System Unit
Amplifier, Hafler Model P1500
Distribution Amplifier, ATI DA416
Burk Transmitter Remote Control ARC16
CD Players - Audiometrics CD (3)
Sony DAT Machine PCM-2300
Cartridge Players - ITC Delta (3)
Loudspeakers - JBL 4411 (2)

KALC SIDE STUDIO
Desk, wood, small (2)
Chairs, metal and fabric, various (3)
Computer, Capitol Info. Systems P166
Desk, small, formica top
File cabinet, metal, legal, 3 drawer
File cabinet, metal, standard, 4 drawer

BO'S STUDIO
Console- Auditronics Air Master
Sony MDS MS510 MiniDisks (2)
Denon CD 951 (2)
Denon CD 950 (1)
Headphone Amplifier - Rane
Scott Studios - PB Workstation
Voxpro Telephone Editor
Tascam DA-70 DAT
Digidesign 882 I/O unit

Telos 1X6 Telco Interface
Mic. Processor Symetrix 528E
Pro Tools System (NT)
Microphones Shure SMSB (2)
Loudspeakers JBL 4301 (2)

ALICE PRODUCTION STUDIO
DAT - Panasonic SV3800
Cart Recorder - ITC 99
Keyboard - Ensoniq Performance Sampler
Reel Machine - Otari MX5050
Typewriter IBM Wheelwriter 3
Reel Machine - Otari MTR10/2
Microphone Preamp - Aphex 107 Tubessence
Compressor/Limiter - Symetrix 525
Equalizer - UREI 535
Noise Reduction - Symetrix 511A
Sonic Maximizer - BBE 862
Microphone Processor - Valley 400
Microphone Processor - Valley 401
Cassette - Tascam 122MKIII
DAT - SONY - PCMR500
Cart Recorder - ITC 99
Harmonizer - Eventide H3000B
Mini-Disk Tascam MD501
CD Player - Denon DN961FA
Console - Auditronics Series 850 24 ch.
Loudspeakers - JBL 4408 (2)
Digital Workstation - Orban Audicy
Scott Studios - PB Workstation
Desk - Wood - L shape
File Cabinet - Legal - 2 drawer (3)
Production Library CDS - various
Amplifier - Mackie M1400

                                     OFFICES

G. JONES
Desk w/ return, wood, overhead cabinets
Storage cabinet, wood and fabric, floor standing
Computer, P366 Celeron
Table, round, vinyl, veneer
Chair, exec, fabric
Chairs, metal, leather (2)
EOZ's

Desk, wood, w/return
File cabinet, metal, legal, 2 drawer
Computer, PC, P366 Celeron
Chairs, Metal and fabric, (3)

JIM LAWSON OFFICE
Desk, wood, w/return
Chair, metal and fabric
CD player, Denon DN950FA
Chairs, guest, metal and fabric (2)

LIZ YOUNG OFFICE
Desk, wood, w/return
Chair, metal and fabric
File cabinet, metal, legal, 2 drawer
Computer, P366 Celeron
Printer, HP 4L
File cabinet, metal, legal, 4 drawer
Stereo, compact, Technics
Chairs, guest, metal and fabric (2)

KALC TRANSMITTER SITE - LOOKOUT MTN.
Transmitter, main, Continental Electronics 816R-5B 35 kw
Transmitter, aux, CCA, 20kw
Generator, Onan, 100kw w/ 130 gal. base tank
Transfer switch, AC, ASCO
Electrical switch, fuse and disconnect equipment
Transtector Systems ACP3000 branch service protector
Remote Control system, Burk ARC 16
STL receiver, Moseley PCL 6030
STL receiver, Moseley PCL 606
Exciter, FM, QEI 695
Exciter, FM, Continental 802
Exciter, BE, FX30
Prism, Texar
Stereo Generator, Inovonics
Coaxial Switch and hardware
RF Termination Unit, Electro Impulse DPTC-25KFM
Exhaust Fan, Wall mounted, 12"
Dehydrator, Andrew XT-300 and monitor
UPS, Sola
Antenna, Jampro 5 element directional
Transmission Line, approx. 335', 3 1/8"
RF Amplifier, 500 watt, 2nd auxiliary

Antenna, STL, Scala
Rack, equipment, metal, 7'
Rack,equipment, metal, 6'

VEHICLES - PROMOTIONAL - KALC
Promotion jeep
Ambulance remote vehicle
REMOTE BROADCAST EQUIPMENT - KALC
(all equipment in vehicle or road case)
Transmitter, RPU, Marti, RPT-30
Transmitter, RPU, Marti, RPT-2
Receiver, RPU, AR-10
Power Amplifier, RPU, 500 watt
Mixer, Allen Heath, 24X4
Mast, Wil-burt, 30'
Audio system - JBL
Microphones, wireless (5)
Audio system - Carvin

ROOFTOP EQUIPMENT - TABOR CENTER
Receiver, RPU, Marti, Frequency Agile
Antenna, STL, Mark, 6'
CN LIB:190690.5

                                  SCHEDULE 3.6

                                  REAL PROPERTY

         *1.    Lease and License Agreement dated February 27, 1998 between KWG
Inc. and Shamrock Broadcasting; Term: 3/1/1997-10/31/2004 (Transmitter and Tower Lease).

         *2.    The right to "holdover" with respect to two (2) Tabor Center
Leases, as amended pursuant to a First Amendment dated January 28, 1999, between The Tabor Group and Great American Television and Radio; Term:
9/12/1991-12/31/2000 and 11/1/94 -12/31/2000 (Studio Lease).

         *3.    The right to  "holdover"  with respect to a Storage Space Lease dated March 5, 1991 between The Tabor Group and Great American Television and Radio; Term: perpetual.


[*]      Contract requires third party consent to assignment.

                                  SCHEDULE 3.7

                                  FCC LICENSES

CALL SIGN       FREQUENCY        FILE NO.                   EXPIRATION

KALC            105.9 MHZ        BRH-961129N5               4/1/2005

WCD-984         Aural STL                                   4/1/2005

                                  SCHEDULE 3.8

                               STATION AGREEMENTS

         The Station Agreements include all agreements to which Seller is a party (or in which Seller has an interest) and which relate to the operation of the Station (and that are not used to operate any other radio station owned by Seller), except Excluded Assets. The attached list identifies contracts used in the operation of the Station, but may also include items that are Excluded Assets or agreements to which Seller is not a party or has no right, title or interest in.

         Contracts marked below with an asterisk require third party notice or consent to be assigned.

         l.     All agreements for the sale of time on the Station.

         2.     All Trade Agreements.

         3.     The interest and obligations (if any) described on SCHEDULE 3.6.

         4. Any other contracts, agreements or leases designated by Seller and made in the ordinary course of business that are used in the operation of any Station.

         5.     Arbitron and National Representation Agreement .

         6.     The following:

KALC-FM

         1. Representation Agreement dated February 1, 1996 between Christal Radio Sales and Chancellor Broadcasting

         2. Local Station Blanket Radio License dated May 5, 1997 between ASCAP and Shamrock Broadcasting.

         3. License Agreement dated May 19, 1998 between Brown Bag Productions and Chancellor (Rampage Music Library).

         4. Subcarrier Ageement dated April 1, 1998 between Command Audio Corporation and Chancellor (revenue producing).

     *   5.     Standard License Agreement dated December 9, 1998 between Radio
                Computing Services and Chancellor.

         6. Jingle License Agreement dated March 12, 1998 between TM Century and Chancellor Media (Jingle Package).

         7. Jingle License Agreement dated August 31, 1998 between TM Century and Chancellor Media (Morning Jingles).

KXPK-FM/KALC-FM/KVOD-AM/KIMIV-FM/KDJM-FM/KXKL-PM

         1. MS Voter ID Contract Database Agreement dated July 26, 1999 between Media Strategies and AMFM

*        2.     Penthouse Suite License Agreement dated September 30, 1999 between Stadium Management Co. and Chancellor Media
                (non-assignability clause).

*        3.     License Agreement for an Executive Suite dated September 14,
                1999 between Stadium Management Co., and Chancellor Media
                (non-assignability clause).

*        4.     License Agreement dated December 2, 1999 between Columbine JDS and AMFM.

*        5.     License Agreement dated November 26, 1997 between Ascent Arena and Chancellor (Pepsi-Center Suite).

         6. Lease Agreement dated March 30, 1999 between Minolta and Chancellor (Agreement entered into with Chancellor Marketing Group being shared between all stations as "cluster" people are using).

         7. Lease Agreement dated April 19, 1999 between Peak Office Furniture and Chancellor (Agreement entered into with Chancellor Marketing Group being shared between all stations as "cluster" people are using).

KALC-FM/KIMN-FM

*        1.     Lease Agreement dated March 19, 1998 between Pitney Bowes and
         KALC and KIMN.

*        2.     License Agreement to Receive and Use Scarborough Reports dated
         June 11, 1997 between Arbitron and KIMN-FM/KALC-FM.

KXPK-FM/KALC-FM/KVOD-AM/KIMN-FM/KRRF-AM/KXKL-FM


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

         l. Agreement dated October 9, 1998 between Presslaff Interactive Revenue and KXPK-FM/KALC-FM/KVOD-AM/KIMN-FM/KRRF-AM/KXKL-FM (Phone Voice React System).

KALC-FM/KIMN-FM/KXKL-FM

*        1.     Software License Agreement and Service Master Agreement dated
                March 13, 1999 between TAPSCAN and KIMN/KALC/KXKL.

KALC-FM/KXP K-FM

         1. Cost-Per-Copy Agreement dated September 1, 1998 between Copy Vend and Chancellor.

         2. Agreement dated April 8, 1999 between Urban Forest Plantscaping and KALC.


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

                              EMPLOYMENT AGREEMENTS

KXKL/KD JM/KXPK/KVOD/KALC/KIMN

         1. Employment Agreement between Dennis Douglass and Chancellor (Director of Business Development).

KALC/KXPK

         l. Employment Agreement dated November 10, 1999 between Anne Smith and KALC/KXPK (Director of Market Development).

KALC/KXPK/KIMN

         l. Employment Agreement dated October 1999 between Laura Zimmett and KALC/KXPK/KIMN (National Sales Manager).

KALC-FM

         1. Employment Agreement dated January 7, 1999 between James Lawson and Chancellor (Program Director).

         2. Employment Agreement dated April 29, 1999 between Kevin Koske and Chancellor (Assistant Program Director/Music Director).

         3. Employment Agreement dated August 9, 1999 between Tod Tucker an Chancellor (Night Air Personality)

         4. Employment Agreement dated September 9, 1999 between Patrick DuBord and AMFM; Term: 9/9/1999-12/31/2002 (Afternoon Drive Personality)

         5. Employment Agreement dated September 9, 1999 between Greg Malba and AMFM; Term: 9/9/1999-12/31/2002 (Afternoon Drive Personality)


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

             MISCELLANEOUS EMPLOYMENT AGREEMENTS

EMPLOYEE NAME                    POSITION

Allison      Jennifer            KALC AM Producer
Arpaio       Michael             Database Marketing Supervisor
Bertke       Nathan              KALC Promotions Assistant
Charles      Gerald              Production Director
Cown         Chad                KALC Part Time Air Staff
DuBord       Patrick             ALC Afternoon Drive
Geary        Susan               KALC Part Time Air Staff
Hazzard      Scott               Account Executive
Hawey        Chris               Account Executive
Jones        Gerry               GMS
Juarez       Christina           KALC Part Time Air Staff
Judson       Rob                 Receptionist
Kayes        Ben                 KALC Promotions Assistant
Knauer       Christopher         KALC Part Time Air Staff
Koske        Kevin               KALC Music Director
Larry -King  Teresa              KALC Overnight
Lawson       Jim                 KALC Program  Director
Lawless      Chris               KALC/KXPK Engineer
Leddy        Megan               KALC Sales Asst
Lee          Michael             Afternoon Producer
Lujan        Elizabeth           Account Executive
Malban       Greg                KALC Afternoon Drive
McGrew       Susie               A/R Clerk
Moore        Anita               KALC Traffic Director
Parsons      Heather             Account Executive
Smith        Anne                NTR Sales
Smith        Judith              Executive Assistant (KXPK/KALC)
Smith        Kathy               Revenue Manager
Smith        Laura               KALC Mid Days
Stickney     Jay                 Account Executive
Sullivan     Anne                Account Executive
Talley       Lisa                Continuity (KXPK/KALC)
Tucker       Todd                KALC Part Time Air Staff
Wells        Todd                Account Executive
Womble       Terry               MIS Assistant
Yaksich      Kelly               KALC Part Time Air Staff
Young        Liz                 KALC Promotions Director
Zimmett      Laura               National Sales Manager


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

                                  SCHEDULE 3.12

                          INTANGIBLE PERSONAL PROPERTY

All of Seller's rights in and to the Station's call letters and Seller's rights in and to the trademarks, trade names, service marks, franchises, copyrights, computer software, programs, websites, domain names, and programming material, jingles, slogans, logos, and other intangible property, and goodwill related thereto, which are used primarily in the operation of the Station (and that is not used to operate any other radio station owned by Seller), including but not limited to:

License for the following marks:

                MARK                  COLORADO REGISTRATION NUMBER   EXPIRATION

         l.     KALC                             Unregistered

         2.     ALICE                            2145746              3/24/2004

         3.     "Five Thousand Dollar Thursdays" 19991224371         12/01/2009

         4.     "Shortcuts to Y-2 Cash"          19991224372         12/01/2009

         5.     "Last Millennium Lunch"          19991224373         12/01/2009


REGISTERED INTERNET DOMAIN NAMES

alice106.fm
kalc.fm
106.fm
jamieanddanny.fm
Gregandbo.fm
alice106.com


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                                   EXHIBIT "A"

                                ESCROW AGREEMENT


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